ACQUISITION AND PURCHASE AGREEMENT

DATED AS OF

JUNE 10, 2024

BETWEEN

TPT STRATEGIC, Inc.

AND

ITS CONTROLLING INTEREST HOLDER TPTG Global Tech, Inc.

AND

URBAN ICON HOLDINGS LLC.

AND ITS

INTEREST HOLDER

ACQUISITION AND PURCHASE AGREEMENT

This AGREEMENT, dated as of June 10, 2024 (the "Agreement"), is between TPT Strategic, Inc. ("TPTS" "), a Colorado Corporation, ("Purchaser"), and it's controlling interest holder TPT Global Tech, Inc. ("TPTG") and Urban Icon Holdings LLC. ("UI"), a Wyoming Limited Liability Corporation and its interest holder (collectively "Seller").

WHEREAS, the Board of Directors and Controlling interest holder of Purchaser and the Managers and controlling interest holder of Seller have each approved the acquisition of a minority interest in UI, including all the assets, business, work in progress, bids, contracts, equipment, inventory, real estate, intellectual property, and technology of Seller by TPTS (the "Acquisition"), as outlined and upon the terms and conditions described herein;

WHEREAS, Tyrone Davis is the only interest holder of UI or of the total interests of Seller; and

WHEREAS, this Acquisition and Purchase Agreement is intended to set forth the terms and conditions upon which a minority interest in UI, including all of the assets, intellectual property, and technology of Seller will be acquired by TPTS from Seller.

WHEREAS, TPTG is a technology company specializing in mobile applications and digital communication platforms, known for its VuMe Super APP;

WHEREAS, UI is a company engaged in developing and supporting entrepreneurial ventures and is seeking opportunities to enhance its business reach and capabilities;

WHEREAS, the Parties desire to collaborate on fundraising activities for TPTG, to integrate the assets and operating opportunities of UI into the VuMe Super APP as enhanced features, to produce entertainment events together with revenue sharing opportunities to be determined on a case-by-case basis, and to provide a public vehicle for UI and its current and future opportunities and subsidiaries, where they may arise, to become part of public companies with TPTG as a minority shareholder in TPT Strategic, Inc. to be renamed Urban Icon Holdings Inc.;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

NOW, THEREFORE, in consideration of the foregoing and to document the respective intentions, representations, warranties, covenants and agreements by and between the undersigned, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

ARTICLE I
THE CONSIDERATION

SECTION 1.01 *Consideration for Acquisition.* The consideration deliverable at Closing (as herein defined) by TPTS and TPTG to Seller is as follows: In consideration for a minority interest

in UI, including all assets, licenses, business, work in progress, contracts, equipment inventory, bids and real estate, intellectual property, and technology.

a. TPTG shall issue to the seller 1,200,000 shares of Series G Preferred shares ("Purchased Shares") of TPTG for 30% of UI, including all assets, licenses, business, work in progress, contracts, equipment inventory, bids and real estate, intellectual property, and technology. This issuance will be conjunction with additional capitalization intended to be raised for TPTS.

b. At this time, there is no designation for the TPT Global Tech Series G Preferred shares. It is intended that the Series G preferred shares will have the same or similar features to the TPT Global Tech Series E preferred shares, but this cannot be assured without a definite completed designation accepted by the State of Florida which is in the process and expected soon. Ultimately, the designation submitted and approved by the state of Florida will be the governing designation for the Series G shares and used for this Agreement.

c. TPTG will retain 9% of the Super Majority Series A Preferred shares of TPTS and the Seller will receive 51% of the Super Majority Series A Preferred of TPTS.

d. TPTS will issue 100,000,000 common shares of TPTS and TPTG will receive 30,000,000 of the common shares and the Sellers' Interest Holder will receive 70,000,000 of the common shares of TPTS. All of these shares will be registered with the Security and Exchange to be tradeable shares in the market as soon as is practical.

e. A list of all Assets, primarily consisting of Letters of Intent for acquisitions of interests in other companies, as Exhibit A will be included in this Acquisition and Purchase Agreement.

f. The Purchaser agrees to change the name of TPT Strategic Inc to Urban Icon Holdings Inc. and change the trading symbol to "NURB"

g. Seller will have right of Frist refusal to purchase from Purchaser its position at fair market price or at a negotiated price.

SECTION 1.02 Collaboration Objectives

a. The Parties agree to jointly engage in fundraising activities for TPTG's event collaborations.

b. TPTG agrees to incorporate features from UI into the VuMe Super APP to enhance its functionality and user experience.

c. The Parties agree to collaborate on producing entertainment events, with revenue sharing with terms to be determined on a case-by-case basis.

d. TPTG will provide a public vehicle for UIto be part of a public companyof which TPTGwill be a minority shareholder position in TPTS to be renamed Urban Icon Holdings Inc.

e. TPTG will assist UI in their fundraising activities.

SECTION 1.03 Responsibility of the Parties

TPTG:

a. Will assist and coordinate the fundraising activities for TPTG's event collaborations.

b. Will integrate selected features from UI or any of its developing projects into the View Me Super App.

c. Will provide technical support and resources necessary for the integration of UI and its developing project features.

d. Will help facilitate the process for UI to be part of a pubic company and will hold a minority shareholder position in TPTS to be renamed Urban Icon Holdings Inc.

e. Will assist UI in their fundraising activities.

UI:

a. Will support fundraising efforts by leveraging its network and resources.

b. Will collaborate with TPTG on marketing and promotional activities to maximize the reach and effectiveness of the integrated features.

c. Will work with TPTG to ensure the successful transition to the public company requirements including necessary compliance and regulatory requirements.

d. Will collaborate with TPTG in producing entertainment events, with revenue sharing terms determined on a case-by-case basis.

Fundraising Activities

a. The Parties will develop a comprehensive fundraising strategy, including timelines, targets, and methods, which will be documented in a separate Fundraising Plan.

b. Each Party will bear its own costs and expenses related to the fundraising activities unless otherwise agreed in writing.

Integration of Features

a. TPTG will determine the timeline and scope for integrating UIand developing project features into the VuMe Super App.

b. UI will provide necessary support, including technical documentation, user guidelines, and any other materials required for a seamless integration process.

Entertainment Events

a. The Parties agree to collaborate on producing entertainment events.

b. Revenue sharing from these events will be determined on a case-by-case basis and documented in separate agreements specific to each event.

Public Company Transition

a. TPTG will provide the framework and support necessary for UI and its developing projects to become part of a public company.

b. TPTG will hold a minority shareholder position in TPTS to be renamed Urban Icon Holdings Inc.

c. UI will work with TPTG to ensure compliance with all regulatory and legal requirements necessary for being part of a public company.

d. TPTG will assist UI in their fundraising activities.

SECTION 1.04 Effective Date of the Acquisition

The Acquisition shall become effective July 2, 2024 and upon the delivery of the bills of sale, assignments of bids, contracts, assets as needed, work in progress, deeds, licenses, trademarks, and technology, where any may exist, to TPTS simultaneously with the delivery of the consideration specified in paragraphs 1.01(a), and (b) by TPTS to Interest holders , the delivery of the document described in 1.01(c), by TPTG.

ARTICLE II
TITLE AND LICENSING MATTERS

SECTION 2.01 Sellers

Interest holders warrant and represent that when delivered hereunder, the assets as described herein will be free and clear of all liens and encumbrances whatsoever, and that the conveyance of the shares representing a minority interests of Seller will not trigger a default or be an event of default as to any other business aspect, license, assets or matter involving Seller.

SECTION 2.02 Licensing Matters

(a) Seller shall maintain: (i) all necessary Licenses issued and administered by any regulatory authority state of federal. Seller covenants and agrees to maintain "all other assets and contracts in good operating conditions and without any act of default".

(b) On the Closing Date, all licensing and contracts and loans shall be in good standing where they exist, and, Seller represents, this transaction shall not jeopardize the licenses of acquiree, nor its contract with any vendors or customers where these circumstances may exist. TPTS, to be renamed Urban Icon Holdings Inc. shall obtain and maintain any approvals necessary for the operations and license of Seller after Closing.

ARTICLE III
CLOSING

SECTION 3.01 *Closing*

See Section 1.04.

SECTION 3.02

Seller shall make all books and records, if any, available and accessible to TPTS prior to Closing and shall provide all support documents requested by TPTS or its representatives. 6

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TPTG

Except as set forth in the applicable section of any disclosure schedule delivered by "TPTS" to Interest holders prior to the execution of this Agreement (the "TPTS" Disclosure Schedule"), TPTS represents and warrants to Interest holders as follows:

SECTION 4.01 *Organization of TPTG; Authority*

TPTS is an entity duly organized, validly existing, and in good standing under the laws of the State of Colorado. TPTS has all requisite corporate power and corporate authority to enter into the transaction documents to which it is a party ("Transaction Documents"), to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties, and to conduct its business. The execution, delivery, and performance by TPTS of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TPTS, including, without limitation, the approval of the board of directors of TPTS. The Transaction Documents have been duly executed and delivered and, assuming that the Transaction Documents constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of TPTS, enforceable against TPTS in accordance with their terms. TPTS has heretofore delivered or made available to Interest holders complete and correct copies of the certificate of incorporation and by-laws of TPTS, as in effect as of the date this Agreement, and TPTS is not in violation of its organizational documents.

SECTION 4.02 *No Violation; Consents and Approvals*

The execution and delivery by TPTS of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and TPTS's compliance and performance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of TPTS(b) any Law applicable to TPTS or the property or assets of TPTS, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien upon any of the properties of TPTS under any contract to which TPTS is a party or by which TPTS or any assets of TPTS may be bound. No governmental approval is required to be obtained or made

by or with respect to TPT Sin connection with the execution and delivery of this Agreement or the consummation by TPTS of the transactions contemplated hereby.

SECTION 4.03 *Litigation; Compliance with Laws*

(a) There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of TPTS, threatened against, relating to or affecting TPTS, its business or its assets that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby or TPTS's operation of its business after Closing. TPTS is not in default under any order, license, regulation or demand of any federal, state, or local court or other governmental agency with respect to any order, writ, injunction, or decree of any court or such agency.

(b) TPTS has complied with, and is in compliance in all material respects with, all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to TPTS, the operation of its business, and its assets (individually, a "Law" and collectively, "Laws"). TPTS has received no notice from any federal, state, or local court, agency, organization, or political subdivision (each, a "Governmental Entity") or other person of any violation of any Law. TPTS has obtained and holds all required permits, licenses, certificates of authority, orders, and approvals (collectively, "Licenses") of, and has made all filings, applications and registrations with, federal, state, local, or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted and the absence of which would have an adverse effect on such business. All such Licenses are in full force and effect and current. To the knowledge of TPTS, no suspension or cancellation of License is threatened, no violations are or have been recorded in respect of any such License, and no proceeding is pending, or, to the knowledge of "TPTS", threatened to revoke or limit any such License.

SECTION 4.04 *Capitalization of TPTS; Common Stock*

(a) As of date hereof, the authorized capital stock of TPTS consists of 200,000,000 shares of common stock, of which 400,728 shares were issued and outstanding and 500,000 shares of a Super Majority Series A Preferred Stock are authorized and issued and outstanding. All of the outstanding shares of TPTS's common stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid and non assessable. TPTS authorized a Series A Super Majority Preferred Stock which is owed by TPTG. TPTG has not fully paid off the note payable of $350,000 it used as payment for the Series A Super Majority Preferred Stock. Thus, the ownership is susceptible to the provision of the note payable summarized in Exhibit B. There has been discussions with the Note Holder to settle the remaining balance with other TPTG equity. This is to be done prior to Closing.

(b) If and when issued in accordance with the provisions hereof, all of the shares of common stock to be issued to Interest holders will be duly authorized and validly issued shares of TPTS, and will be fully paid and non-assessable. If and when issued to Interest holders in accordance with the provisions of the Agreement, none of the shares of common stock will be issued in violation of the preemptive or preferential rights of any holder of TPTS's capital stock

or in violation of the registration provisions of the Securities Act of 1933 or applicable state securities or blue sky laws.

SECTION 4.05 *No Brokers or Finders*

Neither TPTS nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, consulting fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for TPTS, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees TPTS would be required to pay.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INTEREST HOLDERS AND SELLER

Except as set forth in the applicable section of the disclosure schedule, if any, delivered by Seller to TPTS prior to the Closing of this Agreement (the "Seller Disclosure Schedule"), Seller represents and warrants to TPTS as follows:

SECTION 5.01 *Organization of Seller; Authority*

Seller is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the State of Wyoming and has all requisite power and authority to enter into the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Seller has full legal authority to own, operate, and conduct its business in Wyoming. The execution, delivery, and performance by Seller of this Agreement and any agreement executed and delivered in connection with this Agreement (collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate actions on the part of Seller. The Transaction Documents have been duly executed and delivered, and, assuming that the Transaction Documents constitute a valid and binding obligation of TPTS, they shall also constitute a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the business is conducted except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Seller, taken as a whole. Seller has herewith delivered or made available to TPTS complete and correct copies of the articles of incorporation in effect as of the date of this Agreement. Seller is not in violation of its organizational documents.

SECTION 5.02 *No Violation; Consents and Approvals*

The execution and delivery by Interest holders and Seller of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under,

(a) the terms and conditions or provisions of the formation documents or Operating Agreement, or (b) any Laws applicable to Seller or the business of Seller.

SECTION 5.03 Litigation; Compliance with Laws

(a) There are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Seller, and (ii) no orders of any Governmental Entity or arbitrator are outstanding against Seller, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Seller in Seller capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

(b) Seller has complied and is in compliance in all material respects with all Laws applicable to Seller, its business or its assets. Seller has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to it, its business or its assets.

SECTION 5.04 Interest Capital of Seller and Ownership Thereof

Tyrone Davis is the sole owner of Seller's interests, free and clear of all liens and encumbrances whatsoever of the interest thereupon shown, and has unrestricted authority to sell and convey the Seller interest. These interests are prior to an intended recapitalization in conjunction with the Closing.

SECTION 5.05 No Implied Warranties and Representations

(a) Excluding the representations set forth in (b) below, TPTS acknowledges that Sellers are not making any representations or warranties, written or oral or express or implied, of any nature whatsoever except as specifically set forth in this Agreement and the transaction documents necessary to close the transaction and no other statements, documents, or communications (including any projections or forecasts relating to the business of Seller) that may be made or provided, or have been made or provided, may be relied upon by TPTS, and no such statement, document, or communication shall be deemed to be a representation or warranty of Interest holders or Seller for any purpose.

(b) Sellers warrant and represent that, to the best of their knowledge and belief, the financial books, records, contracts, bank statements, and payroll records necessary to conduct an audit of Sellers business are true and accurate in all material respects, where they may exist.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01 Access to Information

From the date hereof until the Closing or the earlier termination of this Agreement, each party shall give the other party and its respective counsel, accountants, representatives and agents such reasonable information related to this Agreement and performance hereunder. With respect to Seller, Interest holders shall provide to TPTS full access, upon reasonable notice and during

normal business hours, to information on the business of Seller and the assets and liabilities. TPTS shall provide Interest holders with full access, upon reasonable notice and during normal business hours, to information on the business of TPTS and all relevant documents, records and other information concerning the business, finances, and properties of such party and its subsidiaries and that Interest holders and its counsel, accountants, representatives and agents, may reasonably request. Any due diligence which TPTS or its agents and representatives desires to conduct at Seller's facility shall only be done at such times as TPTS and Interest holders may mutually agree. No investigation pursuant to this Section 6.01 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Acquisition, it being understood that the investigation will be made for the purposes, among others, of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party; provided, however, that in the course of performing its investigations, if a party discovers information which renders a representation or warranty inaccurate, such party shall inform the other party of such discovery. In the event of the termination of this Agreement, each party will return or destroy promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

SECTION 6.02 *Legal Conditions to Transaction; Reasonable Efforts*

The parties shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Transaction and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Transaction. The parties will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the parties in connection with the Transaction or the taking of any action contemplated thereby or by this Agreement.

SECTION 6.03 *Certain Filings*

Each party shall cooperate with the other in (a) connection with the preparation of an announcement or required filings, (b) determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Each party shall consult with the other in connection with the foregoing and shall use all reasonable commercial efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the transaction.

SECTION 6.04 *Public Announcements and Filings*

Prior to any release, each party shall give the other proper notice to comment upon, and, unless disclosure is required, in the opinion of counsel, by applicable Law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby.

SECTION 6.05 *Tax Matters*

No representation is made with regard to the tax implications of the agreement for any entity or investor.

SECTION 6.06 *Supplements to Schedules*

Prior to the Closing, Interest holders may supplement or amend this Acquisition and Purchase Agreement where and if necessary. No supplement to or amendment of the shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.

SECTION 6.07 *No Contact of Third Parties*

Neither TPTS, nor any of its officers, directors, employees, contractors, agents, representatives, or attorneys shall contact any supplier, vendor, customer, client, or employee of Seller without Seller's prior written consent and then, only to the extent and in the manner agreed to by Seller.

ARTICLE VII
CONDITIONS OF THE CLOSING

SECTION 7.01 *Conditions to Each Party's Obligation to Effect the Transaction*

The respective obligations of each party to close the Transaction contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following condition, which may be waived, in whole or in part to the extent permitted by applicable Law. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Transaction or any transaction contemplated by this Agreement; provided, however, that the parties shall use reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

SECTION 7.02 *Additional Conditions of Obligations of TPTS*

The obligation of TPTS to effect the Transaction is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived in writing by TPTG:

(a) *Representations and Warranties.* The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects [except for those

representations and warranties qualified by materiality] as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) *Performance of Obligations of Interest holders and Seller.* Interest holders and Seller shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by her under this Agreement at or prior to the Closing Date.

(c) *No Material Adverse Change.* From the date hereof through and including the Closing, no event shall have occurred which would have a Material Adverse Effect on the assets of Seller. For purposes hereof, "Material Adverse Effect" means a change, effect, condition or circumstances that, in the reasonable judgment of TPTS, is, or could reasonably be expected to be, material and adverse to the business, operations, assets, liabilities, financial condition, value, ability to deliver services, operating results, cash flow, net worth or customer or provider relations of Seller, or otherwise materially adversely affecting the ability of Interest holders or Seller to consummate the Transactions except for any such changes or effects resulting, directly or indirectly, from (i) the public announcement or, or performance of the Transactions (including any action or inaction by Seller's customers, suppliers, employees or competitors), (ii) changes in GAAP or any applicable Law, (iii) changes in the industry in which Seller operates, (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity, (v) material adverse changes in general economic conditions or the financial or securities markets generally, or (vi) any adverse change or effect that is cured by Interest holders and/or Seller prior to the Closing, but only to the extent any such change described in clauses (ii) through (v) is not specifically related to or disproportionately impacts Seller.

(d) *Third Party Consents.* Interest holders and Seller shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or Governmental Authorities in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

(e) *Deliveries.* At the Closing, Seller shall have delivered to TPTS true, correct and complete copies of resolutions duly and validly adopted by the Manager and Interest holders of Seller evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Seller, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date.

(f) *Seller's Indebtedness*. There is no Seller's indebtedness.

(g) *The Purchased Assets.* Interest holders shall assign and convey all of the Purchased Assets, where they exist and where necessary, free and clear of all liens and encumbrances..

(h) *Due Diligence and financial information.* Seller shall have provided all due diligence materials and such financial books and records as necessary or that may exist..

SECTION 7.03 *Additional Conditions of Obligations of Interest holders*

The obligation of Interest holders to close the Transaction is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived in writing by "Interest holders ":

(a) *Representations and Warranties.* The representations and warranties of TPTS set forth in this Agreement shall be true and correct in all material respects [except for those representations and warranties qualified by materiality] as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) *Performance of Obligations of TPTS.* TPTS shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) *Deliveries.* At the Closing, TPTS shall have delivered to Interest holders: (i) duly issued and authorized common shares to the persons in the denominations set forth on Exhibit 1.01(d) hereto, and (ii) the Convertible provisions for the Promissory Note, as specified in Exhibit 1.01(c).

ARTICLE VIII
TERMINATION

SECTION 8.01 *Termination*

This Agreement may be terminated at any time prior to closing by TPTS or Interest holders as set forth below:

(a) by mutual consent of the board of directors of TPTS and Seller; or

(b) by TPTS upon written notice to Interest holders , if any condition to the obligation of TPTS to close contained in Article VII hereof has not been satisfied by ninety (90) days after date hereof (the "End Date") (unless such failure is the result of TPTS's breach of any of its representations, warranties, covenants or agreements contained herein or failure to diligently pursue and fulfill any of its duties and obligations hereunder); or

(c) by Interest holders upon written notice to TPTS, if any condition to the obligation of Interest holders to close contained in Article VII hereof has not been satisfied by the End Date (unless such failure is the result of Interest holders ' or Seller's breach of any of its representations, warranties, covenants or agreements contained herein or failure to diligently pursue and fulfill any of her duties and obligations hereunder); or

(d) by TPTS or by Seller if the board of directors or special committee of TPTS or Seller acting with authority granted by said company's bylaws or board of directors determines, in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the TPTS or Seller board of

directors or special committee to the TPTS stockholders or Seller stockholder under applicable Law; or

(e) by TPTS or Interest holders, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree, or injunction or taken any other action restraining, enjoining, or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and non-appealable.

SECTION 8.02 *Effects of Termination*

In the event of any termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall forthwith become wholly void and of no further force and effect (other than Article VIII and Article X, which shall remain in full force and effect); provided that nothing herein shall relieve any party from liability for breaches of this Agreement prior to its termination.

SECTION 8.03 *Fees, Costs and Expenses*

Whether or not the Transaction is consummated, all legal costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost and expense.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; POST-CLOSING CONDITIONS AND COVENANTS

SECTION 9.01 *Survival of Representations and Warranties*

None of the covenants, agreements, obligations, representations and warranties of the parties set forth in this Agreement shall survive the Closing.

SECTION 9.02 *Indemnifications*

(a) TPTS shall indemnify Interest holders against and save and hold Interest holders and her heirs, estates, legatees, devisees, legal and personal representatives, successors and assigns (collectively the "Indemnified Parties") forever harmless from any and all accounts, actions, assessments, causes of action, claims, contracts, controversies, costs, covenants, damages, debts, demands, disbursements, expenses, interest, liabilities, losses, judgments, penalties, promises and suits whatsoever (including without limitation punitive and consequential damages), including all reasonable attorneys' fees and expenses of counsel, and other reasonable expenses incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, action or proceeding, whether or not resulting in any liability and whether or not such Indemnified Party is a party, which fees and expenses shall be paid or reimbursed by TPTS they are incurred by the Indemnified Party), imposed upon, incurred or sustained by, or asserted against an Indemnified Party, as a result of or arising out of or by virtue of:

(i) TPTS's operation of Seller or its use of the assets (including the licenses) of Seller after the Closing Date;

(ii) Any breach of any representation or warranty made by TPTS to Interest holders herein or in any agreement, document, or instrument executed and delivered pursuant hereto or in connection herewith; and

(iii) The failure of TPTS to comply with, or the breach by TPTS of, any of the covenants of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith, to be performed by TPTS(including, without limitation, this Section 9.02(a).

The Indemnified Party shall give TPTS written notice of any matter hereby indemnified against, and TPTS shall satisfy, pay and discharge any and all of an Indemnified Party's above-described claims, demands, damages, costs, expenses, etc. under this indemnity within ten (10) days of the sending of said notice. In the event that the matter indemnified hereunder involves an action at law or in equity against an Indemnified Party by a 3rd party, or any type of quasi-judicial, administrative or other type of proceeding against an Indemnified Party by a 3rd party, the Indemnified Party shall give TPTS written notice of said matter within ten (10) days of discovery thereof. TPTS may and, upon the Indemnified Party's request, shall at TPTS's expense, resist and defend such matter by counsel selected by TPTS and reasonably approved by the Indemnified Party. The appearance of an Indemnified Party in any such defense shall not constitute a waiver of its right to require TPTS to fulfill its obligations under this indemnity. An Indemnified Party shall provide such information and cooperation as TPTS shall reasonably request, and TPTS shall satisfy, pay and discharge any and all judgments and fines that may be recovered against an Indemnified Party in any such action or actions.

(b) Interest holders shall defend and indemnify TPTS, its officers, directors, interest holders, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Parties"), and save and hold the Indemnified Parties forever harmless from and against any and all accounts, actions, assessments, causes of action, claims, contracts, controversies, costs, covenants, damages, debts, demands, disbursements, expenses, interest, liabilities, losses, judgments, penalties, promises and suits whatsoever (including without limitation punitive and consequential damages), including all reasonable attorneys' fees and expenses of counsel, and other reasonable expenses incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, action or proceeding, whether or not resulting in any liability and whether or not such Indemnified Party is a party, which fees and expenses shall be paid or reimbursed by Interest holders as they are incurred by the Indemnified Party), imposed upon, incurred or sustained by, or asserted against TPTS, and/or its officers, directors, interest holders , employees, agents, successors or assigns, as a result of or arising out of or by virtue of:

(i) The operation of Seller or use of its assets prior to the Closing Date;

(ii) Any breach of any representation or warranty made by Interest holders to TPTS herein or in any agreement, document, or instrument executed and delivered pursuant hereto or in connection herewith;

(iii) The failure of Interest holders to comply with, or the breach by Interest holders of, any of the covenants and agreements set forth in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith, to be performed by Interest holders (including, without limitation, this Section 9.02(b)).

TPTS shall give Interest holders written notice of any matter hereby indemnified against, and Interest holders shall satisfy, pay and discharge any and all of TPTS's above-described claims, demands, damages, costs, expenses, etc. under this indemnity within ten (10) days of the sending of said notice. In the event that the matter indemnified hereunder involves an action at law or in equity against TPTS by a 3rd party, or any type of quasi-judicial, administrative or other type of proceeding against TPTS by a 3rd party, TPTS shall give Interest holders written notice of said matter within ten (10) days of discovery thereof. Interest holders may and, upon TPTS's request, shall at Interest holders' expense, resist and defend such matter by counsel selected by Interest holders and reasonably approved by TPTs. The appearance of TPTS in any such defense shall not constitute a waiver of its right to require Interest holders to fulfill her obligations under this indemnity. TPTS shall provide such information and cooperation as Interest holders shall reasonably request, and Interest holders shall jointly and severally satisfy, pay and discharge any and all judgments and fines that may be recovered against TPTS in any such action or actions.

ARTICLE X
MISCELLANEOUS

SECTION 10.01 *Notices*

Any notice or communication required or permitted by this Agreement shall be given in writing and addressed as follows:

if to TPTS to:

TPT Global Tech, Inc.
501 W Broadway Suite 800
San Diego CA 92101
619-301 4200

with a copy to:

Michael Littman
7609 Ralston Road
Arvada, Colorado 80002
Fax (303) 431-1567

if to UI.
Seller to:

1912 Capital Ave.
#500 Cheyanne, WY 82001

with a copy to:

Tyrone Davis
30765 Pacific Coast Highway
#307
Malibu, CA 90265
310-961-7233

Notices shall be served personally, by overnight express mail service by a nationally recognized courier, or by first-class, certified mail, return receipt requested, postage pre-paid. If sent personally, notice shall be deemed delivered upon receipt. If sent by overnight express mail service, notice shall be deemed delivered 24 hours after delivery into the possession and control of the courier. If sent by first-class, certified mail, return receipt requested, notice shall be deemed delivered the earlier of seventy-two (72) hours after mailing or the date on the return receipt, a refusal being deemed a delivery on the date of refusal. If the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed delivered on the date the notice-receipt is returned stating that the same was undeliverable at such address. Any party may give notification to the other party in any manner described above for change of address for the sending of notices.

SECTION 10.02 *Amendment; Waiver*

This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of all of the parties hereto.

SECTION 10.03 *Successors and Assigns*

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, legal and personal representatives, successors and assigns; provided, that no party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 10.04 *Governing Law*

This Agreement shall be construed in accordance with and governed by the law of the State of Wyoming without regard to principles of conflict of laws.

SECTION 10.05 *Mediation / Arbitration*

(a) In the event that a dispute should arise under this Agreement, the dispute shall be submitted to mediation under the Uniform Mediation Act (even if said Act has not been adopted in the State of Wyoming. Upon written notice by one party to the other of a dispute for mediation, seven (7) days shall be provided for the answer, including an indication of the answering party's willingness to move forward with mediation. In the event said answering party is NOT willing to mediate the identified dispute, the matter shall be moved forward to arbitration as set forth below. All costs of mediation shall be equally borne by the parties hereto.

(b) In the event that one or both parties determine that Mediation of an identified dispute is unacceptable, the dispute shall be settled by binding arbitration conducted in San Diego, California in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, modified as follows: The party seeking arbitration shall submit to the other party a statement of the issues(s) to be arbitrated and shall designate such party's nominated arbitrator. The responding party shall respond with any additional or counter statement of the issue(s) to be arbitrated and shall designate the responding party's arbitrator within fourteen

(14) days after receipt of the initial notice of arbitration. The two (2) arbitrators thus nominated shall proceed promptly to select a third arbitrator, who will conduct the arbitration hearing as promptly as the circumstances allow, and within a schedule set forth to both parties not less than 30 days following appointment unless a shorter time is agreed in writing by both parties hereto, and shall render a decision in writing. Any decision rendered in any arbitration shall be accepted by the parties as final and binding, and shall be controlled by the United States Arbitration Act, 9 U.S.C. §1, et seq. Any judgment awarded may be entered and recorded in any court of competent jurisdiction. The arbitration panel shall have no authority to make any ruling, finding or award that does not conform to applicable law. The arbitrator shall have authority to award costs and attorney fees to the prevailing party in accordance with the merits and good faith position asserted by the parties.

SECTION 10.06 *Consent to Jurisdiction*

Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of California or any federal court sitting in California for purposes of any suit, action, or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts). Each of the parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of California and on the parties designated in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 10.07 *Counterparts; Effectiveness*

(a) This Agreement may be signed and transmitted by facsimile machine or by electronic mail. The signature of any person on a facsimile/electronically transmitted copy hereof shall be considered an original signature, and a facsimile/electronically transmitted copy hereof shall have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile/electronic copy of this Agreement shall be re-executed in original form. No party hereto may raise the use of a facsimile machine or computer, or the fact that any signature was transmitted through the use of a facsimile machine or electronically as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this paragraph.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.08 *Entire Agreement; No Third Party Beneficiaries; Rights of Ownership*

Except as expressly provided herein, this Agreement (including the Exhibits, documents, and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly provided herein, this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder. The parties hereby acknowledge that TPTS shall not be deemed to have acquired the Purchased Shares until Closing of the transactions described herein.

SECTION 10.09 *Headings*

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECITON 10.10 *No Strict Construction*

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.11 *Severability*

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

SECTION 10.12 *Attorneys Fees*

In the event it becomes necessary for any party to employ legal counsel or to bring an action at law, in equity or other proceedings to enforce any of the terms of this Agreement, the prevailing party in any such action or proceeding shall be awarded its costs and reasonable attorneys' fees from the non-prevailing party.

SECTION 10.13 *Confidentiality*

Each party to this Agreement will hold, and will cause its respective directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless, based on the advice of outside counsel, disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively,

"Confidential Information") concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain without disclosure by such party in breach of this Agreement, or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to bank regulatory authorities.

SECTION 10.14 Arbitration

Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in San Diego, California, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") and to the California Regional Office of the American Arbitration Association ("AAA"), that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years experience in the telecommunications industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of California, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of California shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Acquisition and Purchase Agreement to be duly executed as of the day and year first above written.

TPT STRATEGIC INC.
A COLORADO CORPORATION

DocuSigned by:
By: Stephen Thomas 6/19/2024
CA12102E4A247C...
Name: Stephen J. Thomas III
Title: President

URBAN ICON HOLDINGS LLC
AN WYOMING LIMITED LIABILITY CORPORATION

DocuSigned by:
By: 6/19/2024
Name: Tyrone Davis
Title: CEO & President

SCHEDULE OF EXHIBITS

Exhibit	Document
Exhibit A	Schedule of Business Assets
Exhibit B	Disclosure for the payable for acquisition of the Series A Super Majority Preferred Stock.

Exhibit A

There are no business assets or liabilities except for Letters of Intent signed for several developmental options that UI has been working on.

The following are LOI's done or in progress:

Brick Street Farm Agriculture company – Completed and attached
INCard Fintech Credit Card – Completed and attached
Sneak Peak Fintech – In progress
Benn Franks Wireless Electricity company -In progress
Strategy Vision Data Research Company - In progress

LETTER OF INTENT

Summary of Terms

June 14, 2024

This non-binding Summary of Terms summarizes the principal terms and conditions of a proposed transaction between Urban Icon Int'l Holdings, Inc. ("**UI IH**"), and INCard, LLC ("**INCARD**") referred to as "**Party**" and collectively as the "**Parties.**" **Background & Summary Transaction:**

UI IH is a publicly traded company on the Bulletin Board under the stock symbol "**NURB.**" INCARD will create a newly formed entity to operate under the UI IH umbrella which shall include a small number of shareholders. INCARD is a fully developed model that build and operate a 360 financial-lifestyle center catering to the New Urban™ marketplace globally by removing the barriers and complicated, lifeless structures that have held back these communities for generations.
UI IH, will acquire an equity stake of INCARD in a transaction that includes payments as described below:
UI IH agrees to invest Seven Million Dollars ($7,000,000) into INCARD in the following manner: $1 million dollars on or before September 1, 2024, $1.5 million dollars, on or before December 1, 2024 and $4.5 million dollars on or before April 1, 2025.
In order to secure all of the obligations of INCARD, INCARD Investors pro rata ownership from the original INCARD LLC will be transferred to the newly formed INCARD LLC. Those same investors shall also receive shares of UI IH unrestricted common stock. Upon the formal granting of said pro rata

ownership in INCARD and UI IH common stock has been issued, INCARD Investors will release all liens and encumbrances they may hold related to their original investment.

LETTER OF INTENT

Summary of Terms

June 14, 2024

This non-binding Summary of Terms summarizes the principal terms and conditions of a proposed transaction between Urban Icon Int'l Holdings, Inc. ("**UI IH**"), and Benn Franks, LLC ("**BFS**") referred to as "**Party**" and collectively as the "**Parties.**" **Background & Summary Transaction:**

UI IH is a publicly traded company on the Bulletin Board under the stock symbol NURB. BENN FRANKS™ is a wireless powered video display for
in-store retail media networks. A Wi-Charge™ affiliate, BFS is the first to secure exclusive rights to "Aiir™", the only wireless electricity powered displays through the infrared spectrum. This gives advertisers "unlimited real estate" for interactive premium video content, where there are infrastructure and power issues. This includes hotels, grocery stores, retail theatres, museums, etc. The futuristic technology opens a door to new categories of content delivery and partnerships never seen before.

BFS will operate under the UI IH umbrella in exchange for a variety of resources typical from a Venture Studio and will create thousands of jobs and new opportunities in urban areas.

UI IH, will acquire an equity stake of BFS in a transaction that includes payments as described below:

UI IH agrees to invest Three Million Five Hundred Thousand Dollars ($3,500,000) into BFS in the following manner: $.5 million dollars on or before September 1, 2024, $3 million dollars, on or before March 31, 2025.

At the time of the signing of this LOI, BFS has no operating history and no other shareholders.

Exhibit B

Disclosure for Note Payable related to
the Super Majority Series A Preferred Stock

In 2020, TPTG entered into a Purchase Agreement by which it agreed to purchase the 500,000 outstanding Series A Preferred shares of TPT Strategic, Inc, a majority owned subsidiary, in an agreed amount of $350,000 in cash or common stock, if not paid in cash, at the five day average price preceding the date of the request for effectiveness after the filing of a registration statement on Form S-1. This was modified December 28 and 29, 2020, to provide for registration of

7,500,000 common shares for resale at the market price. Any balance due on notes would be calculated after an accounting for the net sales proceeds from sale of the stock by February 28, 2021 and would be paid in cash or stock thereafter. It was determined that there was a deficiency of approximately $185,000 from net sales proceeds of the common stock which is accounted for in accounts payable. Until the balance is paid on the note payable, there is what might be considered a lien for which the lien holder has a right to the underlying Series A Preferred Shares.